EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-268655 and No. 333-276246) and Form S-8 (No. 333-261597) of Know Labs, Inc. of our report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 2 to the consolidated financial statements) dated November 14, 2024, relating to the consolidated financial statements of Know Labs, Inc., which appears in this Annual Report on Form 10-K.

/s/ BPM LLP

Walnut Creek, California

November 14, 2024